Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
Mary Bashore	Barbara Lindheim
Orchid Cellmark Inc.	GendeLLindheim BioCom Partners
(609) 750-2324	(212) 918-4650

ORCHID CELLMARK REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

—Orchid Cellmark Loss in Second Quarter Reduced by One Third from First Quarter Loss—

PRINCETON, N.J., August 8, 2006 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the second quarter of 2006.

Total revenues were $13.6 million for the second quarter of 2006, compared to $15.8 million for the second quarter of 2005. The decline in revenues was largely due to lower U.S. government paternity and forensic casework and lower overall U.K. forensic service revenues. The decline was partially offset by increased revenue from U.S. testing services to provide DNA profiles for uploading into the Federal Bureau of Investigation’s Combined DNA Index System (CODIS) and similar state databases and U.K. paternity services. Total revenues in the second quarter of 2006 increased by approximately $1.0 million compared to the first quarter of 2006 largely resulting from increased U.K. agriculture revenues and U.S. forensic casework revenues.

Gross margin for the second quarter of 2006 was 27%, compared to gross margin of 43% for the corresponding quarter a year ago, and gross margin of 19% for the first quarter of 2006. Gross margin was negatively impacted in the second quarter of 2006 compared to the second quarter of 2005 primarily due to lower U.S. forensic casework pricing, higher average costs per U.S. CODIS sample and volume declines in U.K. forensic casework. The margin improvement in the second quarter of 2006 compared to the first quarter of 2006 primarily reflected a decline in the average cost per CODIS sample.

Total operating expenses, excluding cost of service revenue, for the second quarter of 2006 were $7.7 million, compared to $8.1 million for the second quarter of 2005. Marketing and sales, general and administrative and research and development expenses for the second quarter of 2006 all decreased from the second quarter of 2005, which in 2006 included higher compensation expense due to the expensing of stock options. Total second quarter 2006 operating expenses decreased by $1.4 million compared to the first quarter of 2006.

Orchid Cellmark reported a net loss of $4.2 million, or $(0.17) per share, for the second quarter of 2006, compared to a net loss of $0.2 million, or $(0.01) per share, for the second quarter of 2005 and a net loss of $6.6 million, or $(0.27) per share, for the first quarter of 2006. Net loss for the second quarter of 2005 included a non-cash gain of $1.6 million, associated with the receipt of treasury stock that the company received in settlement of escrow claims related to the company’s 2001 acquisition of Lifecodes.

At June 30, 2006, cash and cash equivalents were $11.5 million and restricted cash was approximately $1.0 million. In the second quarter of 2006, cash used by operations was $7.7 million and cash used for capital expenditures was $1.1 million. The company had no short or long term debt as of June 30, 2006.

Orchid Cellmark’s new President and Chief Executive Officer, Thomas Bologna, commented, “We are getting our arms around the company and, in the second quarter, we began to stem the losses. Going forward we intend to continue diligently scrutinizing the business we pursue while concurrently initiating operational efficiencies and lowering overhead as appropriate.”

Mr. Bologna continued, “We consumed a substantial amount of cash in the second quarter of 2006 which we believe is not indicative of our quarterly cash needs going forward. In the future, we intend to focus on better managing our working capital. However, while we believe our existing cash balances will be sufficient to sustain our operations for at least the next twelve months, we do expect to need additional cash as our turnaround continues and we seek to grow the company.”

Regarding the overall market environment for the company’s services, Mr. Bologna commented, “I believe it is becoming increasingly apparent that as the forensic market shakes out, we may very well be in a good position to better capitalize on the need for the value added forensic services that we provide.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Tuesday, August 8, 2006 at 10:00 am EDT. To listen to the conference call, please dial (877) 266-0703 or (706) 643-7682 and ask for the Orchid Cellmark conference call, conference number 3813526. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site, www.orchid.com. The webcast will be available for replay for 90 days after the conference call.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com and www.1800dnatest.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: Orchid Cellmark’s intention to continue diligently scrutinizing the business it pursues while concurrently initiating operational efficiencies and lowering overhead as appropriate; Orchid Cellmark’s belief that the amount of cash it consumed in the second quarter of 2006 is not indicative of its quarterly cash needs going forward; Orchid Cellmark’s intention in the future to focus on better managing its working capital; Orchid Cellmark’s belief that its existing cash balances will be sufficient to sustain its operations for at least the next twelve months; Orchid Cellmark’s expectation to need additional cash as its turnaround continues and it seeks to grow the company; and Orchid Cellmark’s belief that it is becoming increasingly apparent that as the forensic market shakes out, it may very well be in a good position to better capitalize on the need for the value added forensic services that it provides. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, Orchid Cellmark’s ability to timely hire qualified analysts, and Orchid Cellmark’s ability to timely and successfully initiate operational efficiencies, lower overhead and other remedial measures. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and six months ended June 30, 2006 and June 30, 2005

(In thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
		(Restated)		(Restated)
Revenues:
Service revenues	$13,549	$15,738	$26,032	$30,227
Other revenues	64	99	176	275

Total revenues	13,613	15,837	26,208	30,502

Operating expenses:
Cost of service revenues	9,919	9,042	20,123	18,066
Research and development	316	417	594	814
Marketing and sales	1,750	1,947	3,965	3,725
General and administrative	4,778	4,912	10,593	9,551
Restructuring	432	358	486	477
Amortization of intangible assets	441	430	880	861

Total operating expenses	17,636	17,106	36,641	33,494

Operating loss	(4,023)	(1,269)	(10,433)	(2,992)

Other income (expense), net	3	1,703	(15)	1,793

Income (loss) before income taxes	(4,020)	434	(10,448)	(1,199)

Income tax expense	210	616	381	635

Net loss	$(4,230)	$(182)	$(10,829)	$(1,834)

Basic and diluted loss per share	$(0.17)	$(0.01)	$(0.44)	$(0.08)

Shares used in computing basic and diluted net loss per share:	24,339	24,394	24,336	24,218

Orchid Cellmark Inc.

and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2006 and December 31, 2005

(In thousands)

(unaudited)

	June 30, 2006	December 31, 2005
Assets:

Current Assets
Cash and cash equivalents	$11,482	$23,198
Restricted cash	—	566
Accounts receivable, net	11,757	10,693
Inventory	936	1,054
Prepaid and other current assets	2,037	1,904

Total current assets	26,212	37,415

Fixed assets, net	8,839	9,096
Goodwill	2,235	2,177
Other intangibles, net	10,548	11,358
Restricted cash	975	1,170
Other assets	489	453

Total assets	$49,298	$61,669

Liabilities and Stockholders’ Equity:

Current Liabilities
Accounts payable	$2,901	$3,466
Accrued expenses and other current liabilities	6,679	9,077
Income tax payable	648	1,212
Deferred revenue	886	825

Total current liabilities	11,114	14,580

Accrued restructuring, less current portion	165	329
Other liabilities	1,602	1,283

Total liabilities	12,881	16,192

Total stockholders’ equity	36,417	45,477

Total liabilities and stockholders’ equity	$49,298	$61,669